November 2, 2007 Adam Edwards Commission River, Inc. 12401 South 450 East, Suite D-1 Draper, Utah 84020

Dear Adam:

          This letter sets forth the terms upon which we are prepared to request board approval to purchase the assets of Commission River, Inc.

          Please review the attached term sheet. We'd be happy to answer any questions you have regarding the proposed terms and timing.

Best regards,

/s/ Bob Bench

Chief Executive Officer
Cognigen Networks, Inc.

Cognigen Networks, Inc. Letter of Intent to Purchase Assets of Commission River

This is a non-binding Letter of Intent to purchase the assets of Commission River, Inc. ("CR") based on the following terms to be presented to the Cognigen Board of Directors for approval and to be outlined further in a definitive purchase agreement. The Letter of Intent is conditioned on the completion of Cognigen Networks, Inc.'s ("CNI") due diligence, legal review, and documentation in a form that is satisfactory to CNI. Except as set forth below under the heading "Confidentiality," this Term Sheet does not create any legally binding obligations between the parties, and neither party shall have any obligation or liability with respect to the proposed transaction unless and until a definitive agreement is executed by CNI and CR.

The Offering:

 Cognigen Networks, Inc. ("CNI") is offering to acquire all of the assets of Commission River ("CR"). CR's assets include: all of the existing intellectual property, customer contracts, partnership contracts, 3rd party agreements, service agreements, copyrights, trademarks, hardware, software, office equipment, and all other assets required to continue current operations.

Purchase Price:	CNI will acquire CR's assets for the issuance of 16,000,000 shares of Cognigen Network, Inc. common stock.
Additional Items	(1)	Adam Edwards and Patrick Oborn will enter into employment agreements with CNI (with a minimum commitment of three years).

	(2)	Adam Edwards and Patrick Oborn will enter into non-compete agreements.

	(3)	Additional employment agreements will be offered to CR's other employees as necessary and agreed upon by both parties.

	(4)	CNI will perform due diligence and an audit on CR's business.

Note: Any capital investment made by CR or any of CR's affiliates will be addressed in a separate agreement.

CR Requirements and Responsibilities:	(1)	CR agrees to negotiate exclusively with CNI after the signing of the Letter of Intent, and not initiate or conclude, through its representatives or otherwise, any negotiations with any corporation, person or other entity regarding the sale of CR's assets from and after the execution of the Letter of Intent for a period of forty-five (45) days.

	(2)	CR agrees to comply with CNI's requests for information related to CR's business during the due diligence period.

	(3)	CR is responsible for all the debts and liabilities related to CR's business.

Term Sheet Signing Date: Definitive Agreement Signing Date & Closing Date: Non-Binding Expenses

Anticipated date is November 2, 2007

Anticipated date is November 30, 2007

This is a non-binding letter of intent to purchase the assets of CR.

Each party will bear its own expenses incurred in connection with the negotiation, execution and delivery of the definitive Agreement and the Closing of the transactions contemplated hereby.

Public Announcements

 Except as may be required by law, neither of the parties hereto shall engage in, encourage, or support any publicity or disclosure of any kind or form in connection with this letter of intent. It is understood by the parties that the filing of a Form 8-K disclosure with the SEC by Cognigen may require issuance of a news release. Such disclosure actions shall be at the reasonable discretion of Cognigen. CR shall receive advance written copies of all such disclosures and shall be permitted to provide comments with respect to such disclosure, which comments Cognigen will evaluate in good faith.

Termination	Except for the Confidentiality and Public Announcement provisions this Letter of Intent may be terminated at any time by written notice of CNI or CR.

Confidentialithy	Prior to Closing, neither Party nor any of their Representation shall make any public statement or issue any press releases regarding the agreements, the proposed transactions described herein or this Term Sheet without prior written consent of the other Party, except as such disclosure may be required by law. If the law requires such disclosure, the disclosing party shall notify the other Party in advance and furnish to the other Party a copy of the proposed disclosure. Notwithstanding the foregoing, the Parties acknowledge that certain disclosures regarding the agreements, the proposed transactions of this Term Sheet may be required to be made to each Party's Representatives or certain of them, and to any other party whose consent or approval may be required to complete the agreements and the transactions provided for hereunder, and that such disclosures shall not require prior written consent. CNI and CR and each company's employees, affiliates and associates will (a) treat all information received from either company confidentially, (b) not disclose such information to third parties without the prior written consent of the other company, except as such disclosure may be required by law, (c) not use such information for any purpose other than the consideration of the matters contemplated by this Term Sheet, including related due diligence, and (d) return to the providing company any such information if the Term Sheet terminates.

SIGNATURE PAGE FOLLOWS:

Signatures:

Adam Edwards	Bob Bench
(Print Name)	(Print Name)

/s/ Adam Edwards	/s/ Bob Bench
Adam Edwards 11/2/07 President Commission River, Inc.	Robert Bench Chief Executive Officer Cognigen, Inc.